BLACKHAWK NETWORK HOLDINGS, INC.
DEFERRED COMPENSATION PLAN

i

BLACKHAWK NETWORK HOLDINGS, INC.
DEFERRED COMPENSATION PLAN
PURPOSE
The purpose of this Deferred Compensation Plan (the “Plan”) is to provide specified benefits to members of the Board of Directors of Blackhawk Network Holdings, Inc. (the “Company”) and a select group of the Company’s management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company and its subsidiaries. This Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is intended to comply, in form and operation, with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), so as to avoid the inclusion of deferred compensation in the gross income of participants until actual receipt. This Plan was adopted by the Compensation Committee of the Company on April 27, 2015.
ARTICLE 1

Definitions
For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
1.1    “Account Balance” means, with respect to a Participant, the balance of his or her Deferral Account.

1.2    “Annual Base Salary” means the annual cash compensation (excluding bonuses, commissions, overtime, incentive payments, equity-based compensation, severance or termination payments, foreign service payments, payments for consulting services, and such other unusual or extraordinary payments as the Committee may determine) paid to a Participant for services rendered as an Employee to any Employer, before reduction for compensation deferred pursuant to all tax-qualified, non-qualified and Code Section 125 plans of any Employer. The Committee may, in its discretion, with respect to any one or more Participants establish for any Plan Year a limit on the amount of Annual Base Salary to be taken into account under this Plan.

1.3    “Annual Deferral Amount” means an amount equal to that portion of a Participant’s Annual Base Salary or Bonus, or Director Fees, that a Participant elects to have, and is, deferred in accordance with Article 3 for any one Plan Year or Fiscal Year, as applicable.

1.4    “Annual Installment Method” means the payment of a Participant’s benefit with respect to a Deferral Account (or portion thereof) in annual installments to be paid, if so elected by a Participant, as follows: (i) an initial payment, to be made as soon as practicable after the Commencement Date, in an amount equal to (a) the Participant’s Account Balance, adjusted for earnings and losses pursuant to Section 3.7, divided by (b) the total number of installment payments to be made; and (ii) for each subsequent year during the benefit payment period, the amount of each annual installment, to be paid on the Payment Date that is the anniversary of the Commencement Date for such year, shall be equal to (a) the remaining amount payable to the Participant, adjusted for earnings and losses pursuant to Section 3.7, divided by (b) the number of installment payments to be made in or after such year. In no event shall the amount of any installment payment exceed the remaining amount payable to the Participant.

1.5“Beneficiary” means one or more persons, trusts, estates or other entities, designated in accordance with Article 8, that are entitled to receive benefits under the Plan upon the death of a Participant.

1.6    “Beneficiary Designation Form” means the form established from time to time by the Committee that a Participant completes, signs, and returns to the Committee to designate one or more Beneficiaries.

1.7    “Board” means the Board of Directors of the Company.

1.8    “Bonus” means cash compensation, in addition to Annual Base Salary, payable in respect of one or more Fiscal Years to an Eligible Employee under a cash bonus plan or any other incentive plan of the Company or its subsidiaries. The Committee may, in its discretion, with respect to any one or more Participants establish for any one or more Fiscal Years a limit on the amount of Bonus to be taken into account under this Plan.

1.9    “Claimant” has the meaning set forth in Section 8.1.

1.10    “Code” means the Internal Revenue Code of 1986, as amended.

1.11    “Commencement Date” means the initial Payment Date for a Plan distribution made pursuant to an Annual Installment Method.

1.12    “Committee” means the Compensation Committee or such other committee as may be appointed by the Compensation Committee to manage and administer the Plan in accordance with its provisions pursuant to Article 10.

1.13    “Company” means Blackhawk Network Holdings, Inc., a Delaware corporation, or any successor thereto.

1.14    “Company Stock Fund” means a notional Investment Option deemed to be invested primarily in shares of the Company’s Class A Common Stock (or Common Stock, as such Class A Common Stock may be renamed).

1.15    “Compensation” refers to Annual Base Salary and Bonus, and Director Fees, as may be designated by the Committee.

1.16    “Deferral Account” means a notional account having a balance equal to a Participant’s Deferral Amount, adjusted for earnings and losses pursuant to Section 3.7, net of all distributions from such Deferral Account. A Participant’s Deferral Account may be allocated among several sub-accounts as deemed necessary by the Committee for administrative purposes. The Deferral Account (and any sub-accounts) shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant pursuant to the Plan.

1.17    “Deferral Amount” means an amount equal to the sum of all of a Participant’s Annual Deferral Amounts.

1.18    “Director” means a member of the Board.

1.19    “Director Fees” means cash retainer fees or other cash compensation payable to Directors for their service as members of the Board under the Company’s Non-Employee Director Compensation Program or pursuant to another arrangement. The Committee may, in its discretion, with respect to any one or more Participants, establish for any Plan Year a limit on the amount of Director Fees taken into account under this Plan.

1.20    “Distribution Date” means the date or dates on which Compensation being deferred is scheduled to be distributed (or commence to be distributed), as selected by the Participant on an Election Form.

1.21    “Election Form” means the form (whether in hard copy, electronic or any other format) established from time to time by the Committee that a Participant completes, signs or authenticates, and returns to the Committee to make an election under the Plan.

1.22    “Eligible Employee” refers to any employee, within the meaning of Code Section 3121(d), who is highly compensated, has a title equal or superior to that of Vice President, or is otherwise a member of management, in each case as determined by the Committee in its discretion.

1.23    “Employer Contributions” means discretionary contributions, if any, made by an Employer to a Participant’s Deferral Account pursuant to Section 3.5.

1.24    “Employer” means the Company and such of its Subsidiaries as have been designated by the Committee to participate in the Plan.

1.25    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.26    “Fiscal Year” means the Employer’s tax year, which is currently the 52-week or 53-week period ending on the Saturday closest to December 31.

1.27    “In-Service Distribution” means the benefit payable prior to the Participant’s Separation from Service, as set forth in Article 4.

1.28    “Investment Option” means an investment fund, index or vehicle, which may include a Company Stock Fund, selected by the Committee and made available to Participants for the deemed investment of their Deferral Account.

1.29    “Ongoing In-Service Distribution” means an In-Service Distribution that is in payment status at the time of the relevant Participant’s Separation from Service.

1.30    “Participant” means any Eligible Employee or Director (i) who is designated by the Committee (by name, title or compensation level) as eligible to participate in the Plan, (ii) who signs an Election Form that is timely delivered to the Committee or its delegate, and (iii) whose participation in the Plan has not terminated.

1.31    “Payment Date” means a date on which a payment (whether a complete distribution or an installment payment pursuant to an Annual Installment Method) is scheduled to be made under the Plan. Except as may otherwise be determined by the Committee, Payment Dates shall occur only on May 1 or November 1 of a particular year. Payments under the Plan will be made on or as soon as practicable after the applicable Payment Date.

1.32    “Plan” means the Company’s Deferred Compensation Plan, which shall be evidenced by this instrument, as may be amended from time to time.

1.33    “Plan Year” shall be the calendar year, starting with 2015.

1.34    “Predecessor Plans” means the Deferred Compensation Plan for Safeway Non-Employee Directors, the Deferred Compensation Plan for Safeway Non-Employee Directors II, the Safeway Executive Deferred Compensation Plan and the Safeway Executive Deferred Compensation Plan II.

1.35    “Separation from Service” means a termination of employment or service (including service as a Director) that constitutes a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i). A Separation from Service shall not occur merely by reason of the transfer of employment of a Participant from an Employer to any entity directly or indirectly controlled by or under common control with the Company and which is not an Employer, except in accordance with the rules under Section 409A. A Participant will not be considered to have a termination of employment while the individual is on a military leave, sick leave, or other bona fide leave of absence if the period of the leave does not exceed six months or, if longer, so long as the individual’s right to reemployment with the Employer is provided either by statute or by contract.

1.36    “Separation Distribution” means the benefit payable upon a Participant’s Separation from Service, as set forth in Article 5.

1.37    “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

1.38    “Valuation Date” means each date on which the NASDAQ Stock Market is open for trading, or such other date as may be established by the Committee.

ARTICLE 2

Eligibility, Selection, Enrollment

2.1    Selection by Committee. Participation in the Plan shall be limited to Eligible Employees and Directors. From the foregoing, the Committee shall select, in its sole and absolute discretion, individuals or classes of individuals eligible to participate in the Plan.

2.2    Enrollment Requirements. As a condition to participation, each selected individual shall complete, execute, and return to the Committee or its delegate an Election Form. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole and absolute discretion are necessary.

2.3    Termination of Participation and/or Deferrals. If the Committee determines in its sole discretion that a Participant no longer meets the requirement of Section 2.1 hereof, the Committee shall prevent the Participant from making future deferral elections.

ARTICLE 3

Deferral Elections/Investment Options/Employer Contributions

3.1    Deferred Compensation.

(a)    Minimum. For each Plan Year or Fiscal Year, as applicable, a Participant may elect to defer Compensation paid in respect of such year the following minimum amounts for each deferral elected:

Deferral	Minimum Amount

Annual Base Salary	1% per Plan Year

Annual Bonus	10% per Fiscal Year

Director Fees	10% per Plan Year

b)    Maximum. For each Plan Year or Fiscal Year, as applicable, a Participant may elect to defer Annual Base Salary, Bonus and/or Director Fees up to the following maximum amounts, except as may otherwise be specified by the Committee:

Deferral	Minimum Amount

Annual Base Salary	50% per Plan Year

Annual Bonus	100% per Fiscal Year

Director Fees	100% per Plan Year

3.2    Election to Defer Compensation.

(a)    General. For a valid election to exist, a Director or Eligible Employee must deliver to the Committee or such person or entity as it designates a completed and signed Election Form specifying the following for each of the Director’s or Eligible Employee’s Annual Base Salary, Bonus and/or Director Fees, in each case subject to the limitations set forth herein and such other limits as may be specified by the Committee:
(i)the amount or percentage of Compensation to be deferred;

(ii)the Distribution Date; and

(iii)whether the Compensation, as adjusted for deemed earnings and losses, will be distributed in a lump sum or pursuant to the Annual Installment Method and, if in annual installments, the number of years over which distributions will be made.

In addition, the Director or Eligible Employee may specify the percentage or amount of the Account Balance to be allocated to each Investment Option available under the Plan in accordance with procedures established by the Committee. Except as otherwise provided under this Section 3.2, an election to defer Compensation must be received by the Committee or its delegate no later than the close of the Plan Year preceding the Plan Year in which any of the services for which the Compensation would be paid are performed. If no election is made or received by this date, the amount deferred shall be zero.
(b)    Special Rule for First Year of Eligibility. The Committee, in its discretion, may permit a Participant who first becomes eligible to participate in this Plan, including the Plan Year in which the Plan first becomes effective, to make a deferral election with respect to Compensation for services to be performed subsequent to the election. Such an election must be made within thirty (30) days after the date on which the Participant first becomes eligible to participate in this Plan and any other plan that would be aggregated with the Plan, to the extent required under Code Section 409A. For purposes of Section 3.2(a) above, and to the extent permitted under Code Section 409A, if a deferral election is made with respect to a Bonus during the first year of eligibility, but after the beginning of the service period with respect to which the Bonus is payable, the election is deemed to apply to compensation paid for services performed subsequent to the election if the election applies to a portion of the Bonus that is no greater than the total amount of the Bonus for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

(c)    Special Rule for Fiscal Year Compensation. To the extent permitted under Code Section 409A, the Committee may permit a Participant to defer a Bonus based on service to be performed during one or more consecutive Fiscal Years by making an election no later than the close of the Fiscal Year preceding the first Fiscal Year in which the services for which the Bonus is payable are to be performed, provided that no portion of the Bonus is paid or payable during the Fiscal Year in which the services are to be performed.

(d)    Special Rule for Performance-Based Compensation. The Committee may permit a Participant to make an initial election to defer a Bonus based on a performance period of one or more Fiscal Years, provided that the Participant has performed services continuously from the date the performance criteria were established through the date of the election, on any date that is at least six (6) months prior to the end of the performance period and before the Bonus has become both substantially certain to be paid and readily ascertainable. This Section 3.2(d) shall apply only to the extent the Bonus qualifies as “performance-based compensation” within the meaning of Code Section 409A(a)(4)(B)(iii) and as otherwise permitted under Code Section 409A.

(e)    Subsequent Annual Elections. For each service period (that is, a Plan Year or one or more consecutive Fiscal Years with respect to which a Bonus is payable), a new Election Form must be delivered to the Committee or its delegate in accordance with its rules and procedures and the requirements of this Section 3.2. If no Election Form is timely delivered for a service period, no Annual Deferral Amount shall be withheld for that service period, unless the Committee provides that the Participant’s prior deferral elections shall remain in effect.

3.3    Time, Form and Medium of Payment. At the time of a Participant’s election to defer an Annual Deferral Amount with respect to Annual Base Salary, Bonus or Director Fees, the Committee shall require the Participant to elect the time and form of payment of the Annual Deferral Amount, and may permit the Participant subsequently to change the time and form of payment election, in each case, in accordance with the provisions of Section 4.2 and subject to compliance with Code Section 409A. Payments shall be made in cash or, to the extent that any portion of a Participant’s Account Balance has been allocated as of the Payment Date to a notional Company Stock Fund, in shares of the Company’s Class A Common Stock (or Common Stock, as such Class A Common Stock may be renamed), as may be elected by the Participant in accordance with procedures established by the Committee. The Committee need not make available to any or all Participants the election to receive payments in cash or in Company Class A Common Stock (or Common Stock).

3.4    Withholding of Deferral Amounts. For each Plan Year, the Annual Base Salary portion of the Annual Deferral Amount shall be withheld each payroll period in equal amounts or percentages from the Participant’s Annual Base Salary. The Bonus portion of the Annual Deferral Amount shall be withheld at the time the Bonus otherwise would have been paid to the Participant. The Director Fees portion of the Annual Deferral Amount shall be withheld at the time that Director Fees otherwise would have been paid to the Participant. The Annual Deferral Amount shall be credited to the Participant’s Deferral Account.

3.5    Discretionary Employer Contributions. The Committee may, in its discretion, cause a Participant’s Employer to make an Employer Contribution to the Participant’s Deferral Account from time to time. Employer Contributions need not be uniform among Participants and may be made subject to such vesting criteria and other conditions to payment as the Committee may determine, in its sole discretion. The Committee may, but need not, implement procedures to permit Participants to make time and form of payment elections and select Investment Options with respect to Employer Contributions separate from those applicable to the Participant’s Bonus for the applicable Fiscal Year.

3.6    Deferrals under Predecessor Plans. The Committee, in its discretion, may cause the Employers to assume any obligations of Safeway Inc. or its subsidiaries to pay amounts deferred by Directors or Eligible Employees under one or more Predecessor Plans prior to the Effective Date. Such deferrals shall remain subject to any deferral elections made by the Participants under the Predecessor Plans with respect to such amounts. The relevant terms of the Predecessor Plans are incorporated herein, to the extent that compliance with such terms is necessary to avoid such amounts becoming subject to interest or additional tax under Code Section 409A.

3.7    Notional Investment Options.

(a)    The Committee may credit a Participant’s Account Balances in respect of earnings and losses on deemed investments in accordance with this Section 3.7. Neither the Company nor the Committee warrants or represents that the value of a Participant’s Deferral Account will increase. Each Participant assumes the risk that the Participant’s selection of an Investment Option will result in a decrease in the Participant’s Account Balance. The Committee shall select Investment Options to be made available to Participants for the deemed investment of their Deferral Accounts under the Plan. The Committee may change, discontinue or add to the Investment Options made available under the Plan at any time in its sole discretion. A Participant may select the Investment Options for his or her Deferral Account or change such selections only in accordance with procedures established by the Committee. A Participant may direct only that portion of his or her Deferral Account that relates to Director Fees and earnings thereon for deemed investment in the notional Company Stock Fund, except as may otherwise be permitted by the Committee.

(b)    Deferral Accounts shall be adjusted for earnings and losses based on the performance of the Investment Options selected. Earnings and losses shall be computed with respect to each Valuation

Date. Except as otherwise provided herein, amounts paid to a Participant shall be adjusted for earnings and losses through the Valuation Date that is coincident with or immediately preceding the applicable Payment Date.

(c)    For the avoidance of doubt, Deferral Accounts are bookkeeping accounts only. No portion of the Participant’s Account Balance shall be invested in the Investment Options, and Participants shall not have any real or beneficial ownership in any Investment Option.

(d)    Any Participant who elects to have the Participant’s Deferral Account allocated to one or more Investment Options shall be provided with periodic statements setting out the Participant’s Account Balance at such intervals as the Committee may determine.

3.8    FICA and Other Payroll Taxes. For each Plan Year in which an Annual Deferral Amount is being withheld, the Participant’s Employer shall ratably withhold from that portion of the Participant’s Annual Base Salary and Bonus that is not being deferred the Participant’s share of Federal Insurance Contribution Act (“FICA”) tax imposed under Code Sections 3010, 3121(a) and 3121(v)(2) and any other federal, state or local payroll taxes that may apply to the deferred amounts. If necessary, but only to the extent permitted under Code Section 409A, the Committee shall reduce the Annual Deferral Amount in order to comply with this Section 3.8. Notwithstanding anything to the contrary under the Plan, the Committee may permit a portion of a Participant’s Account Balance to be distributed to the Participant in advance of the time it would otherwise be paid to pay the FICA tax on compensation deferred under the Plan and any federal, state or local withholding taxes payable on such distributions, in accordance with Treasury Regulations Section 1.409A-3(j)(4).

3.9    Vesting. A Participant shall at all times be one hundred percent (100%) vested in the balance of his or her Deferral Account with respect to any Annual Deferral Amounts he or she elects to defer. Discretionary Employer Contributions may be subject to such vesting and other conditions to payment as the Committee, in its discretion, may establish pursuant to Section 3.5. Except as may otherwise be determined by the Committee, a Participant shall forfeit any unvested portion of the Participant’s Deferral Account upon the Participant’s Separation from Service or death.

ARTICLE 4

Distributions

4.1    Time of Distributions. Distribution of an Annual Deferral Amount, adjusted for earnings and losses, shall be made or commence on the Distribution Date elected by the Participant for an In-Service Distribution pursuant to Section 4.2, unless the Participant has a Separation from Service or dies prior to such time, in which case the deferred amount shall be distributed pursuant to Section 4.3, in the case of a Separation from Service, or Section 4.4, in the case of the Participant’s death. For the avoidance of doubt, an Ongoing In-Service Distribution in payment status at the time of a Participant’s Separation from Service shall continue to be distributed in the form and at such time as was elected by the Participant for an In-Service Distribution.

4.2    In-Service Distributions. The Committee may permit a Participant to elect to receive his or her Annual Base Salary, Bonus and/or Director Fees in the form of an In-Service Distribution. The aggregate amount of such In-Service Distribution shall be equal to that portion of the Annual Deferral Amount with respect to which the Participant has made such an election, adjusted for earnings and losses pursuant to Section 3.7.

(a)    Form of Payment Election for In-Service Distribution. The Participant may elect to receive the In-Service Distribution as (i) a lump sum payment, or (ii) pursuant to an Annual Installment Method over a period of five (5), ten (10) or fifteen (15) years, with any portion of the In-Service Distribution that is yet to be distributed being credited with earnings and losses pursuant to Section 3.7 through the Valuation Date coincident with or immediately preceding the applicable Payment Date.

(b)    Distribution Date Election for In-Service Distribution. A Participant may elect a Distribution Date for the In-Service Distribution of May 1st or November 1st of any year that is at least two (2) years after the end of the Plan Year or Fiscal Year in which the Annual Deferral Amount would otherwise have been paid.

(c)    Change of Election of In-Service Distribution. Subject to compliance with Code Section 409A, a Participant may change the Participant’s In-Service Distribution election (but not more than once without the permission of the Committee, in its sole discretion) as to the form of payment and/or the Distribution Date by submitting a new Election Form to the Committee or its delegate, provided that (i) any such Election Form is submitted at least twelve (12) months prior to the scheduled Distribution Date, (ii) the election shall not become effective for twelve (12) months, and (iii) the Distribution Date is deferred for a period of not less than five (5) years from the earliest date such payment would otherwise have been made, unless payment is on account of death.

4.3    Separation Distributions. Upon a Participant’s Separation from Service, the Participant shall no longer be eligible to receive an In-Service Distribution with respect to any Annual Deferral Amount (or earnings thereon) under Section 4.2, except for any Ongoing In-Service Distribution, which shall continue in accordance with its terms. The Participant shall receive a Separation Distribution equal to any portion of the Participant’s Account Balance immediately prior to such Separation from Service that is not attributable to an Ongoing In-Service Distribution, adjusted for earnings and losses pursuant to Section 3.7.

(a)    Form of Payment Election for Separation Distribution. Subject to Section 4.3(b), the Participant may elect to receive the Separation Distribution as (i) a lump sum payment, or (ii) pursuant to an Annual Installment Method over a period of five (5), ten (10) or fifteen (15) years, with any portion of the Separation Distribution that is yet to be distributed adjusted for earnings and losses pursuant to Section 3.7 through the Valuation Date coincident with or immediately preceding the applicable Payment Date.

(b)    Form and Time of Payment. The Separation Distribution shall commence or be paid in the form elected by the Participant pursuant to Section 4.3(a) on or as soon as practicable after the first Payment Date that is more than six (6) months after the date of the Separation from Service, provided that the Committee, in its discretion, may permit Separation Distributions to commence or be paid on an earlier Payment Date (to the extent permitted under Section 409A) to any Participant who is not a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) as of the date of the Participant’s Separation from Service. Notwithstanding the foregoing, if the Participant’s Account Balance at the time of his or her Separation from Service does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), then the Participant’s Account Balance shall be paid in a lump sum as soon as practicable after the first Payment Date following the date of Separation from Service, provided that the payment results in the termination of the Participant’s entire interest in the Plan and any plans that are aggregated with the Plan pursuant to Treasury Regulations Section 1.409A-1(c)(2).

4.4    Death Prior to Distribution of Account Balance. Notwithstanding anything to the contrary herein, if a Participant dies before or after a Separation from Service, the Participant’s unpaid Account

Balance, adjusted for earnings and losses pursuant to Section 3.7, shall be paid to the Participant’s Beneficiary, or in accordance with Section 5.4 if there is no designated Beneficiary, in a lump sum no later than ninety (90) days following the date of death. The Committee may require suitable proof of death as a condition of payment.

4.5    Withdrawal Payout. The Committee may, in its discretion, permit a Participant whose Account Balance does not exceed the applicable dollar amount under Code Section 402(g)(1)(B) to receive a full payout from the Plan, provided that the payment results in the termination of the Participant’s entire interest in the Plan and any plans that are aggregated with the Plan pursuant to Treasury Regulations Section 1.409A-1(c)(2). In such event, the Participant’s outstanding deferral election under the Plan shall be cancelled. The Participant’s ability to make a deferral election following a cancellation of a deferral election under this Section 4.5 shall be subject to the provisions governing initial deferral elections under Section 3.2(b).

ARTICLE 5

Beneficiary Designation

5.1    Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the beneficiary designation under any other plan of an Employer in which the Participant participates.

5.2    Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its delegate. A Participant shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. Where required by law or by the Committee, in its sole and absolute discretion, if the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the committee. Upon the acceptance by the Committee or its delegate of a new Beneficiary Designation Form, all Beneficiary designation previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee or its delegate prior to his or her death.

5.3    Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its delegate.

5.4    No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in this Article 7 or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan shall be paid to the Participant’s issue upon the principle of representation and if there is no such issue, to the Participant’s estate.

5.5    Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its sole and absolute discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

5.6    Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant.

ARTICLE 6

Termination, Amendment, or Modification

6.1    Termination. The Company, by resolution of the Compensation Committee, may terminate the Plan at any time, and any Employer may terminate the Plan with respect to Participants employed by or in service with the Employer. No distributions shall be made prior to the date or dates otherwise provided under the Plan unless earlier distribution is permitted under Code Section 409A. The Company shall have discretion to terminate the Plan and make distributions upon termination in accordance with Code Section 409A.

6.2    Amendment. The Company, by resolution of the Compensation Committee, may, at any time, amend the Plan in whole or in part; provided, however, that no amendment or modification shall be effective to adversely affect a Participant’s Account Balance at the time of such amendment without the written consent of the affected Participant. Notwithstanding the foregoing, the Company may amend the Plan at any time to comply with the provisions of Code Section 409A with respect to any benefits or payments under the Plan.

6.3    Effect of Payment. The full payment of the applicable benefit under the Plan shall completely discharge all obligations to a Participant under this Plan.

ARTICLE 7

Administration

7.1    Committee Duties. This Plan shall be administered by a Committee, which shall consist of individuals approved by the Board or Compensation Committee. Members of the Committee may be Participants under this Plan. The Committee shall have the authority to:

(a)    construe and interpret the Plan, and reconcile any inconsistency or supply any omission in the Plan or any instrument, Election Form or agreement relating thereto;

(b)    create forms and promulgate, amend and rescind rules and regulations relating to the administration of the Plan;

(c)    designate Employers that may participate in the Plan;

(d)    determine which Directors and Eligible Employees may participate in the Plan;

(e)    select the dates on which Directors and Eligible Employees may commence participation in the Plan;

(f)    determine the minimum or maximum amounts that Participants may elect to defer under the Plan;

(g)    determine the types of Compensation that Participants may elect to defer under the Plan;

(h)    determine the times and forms of payment that Participants may elect with respect to their Annual Deferral Amounts;

(i)    determine whether any Employer Contributions will be made to the Plan, the amount of any such contributions and any vesting schedule or other conditions to payment;

(j)    select the Investment Options that will be available for the deemed investment of Deferral Accounts under the Plan, and establish procedures for permitting Participants to select and to change Investment Options;

(k)    calculate deemed investment earnings and losses;

(l)    determine the applicable Payment Dates and Valuation Dates;

(m)    accelerate payment of any Deferral Account (or portion thereof) to satisfy applicable payroll taxes or to make de minimis withdrawal payouts;

(n)    identify a Participant’s Beneficiaries and determine what benefits may be owed to such Beneficiaries upon a Participant’s death; and

(o)    resolve claims for benefits.

Notwithstanding the foregoing, any Committee member must recuse himself or herself on any matter of personal interest to such member that comes before the Committee.

7.2    Delegation of Duties and Authority. In the administration of this Plan, the Committee may, from time to time, and at the expense of the Company, (i) rely on the services of employees of the Company or its Subsidiaries or retain outside agents and delegate to such employees and agents such duties as it sees fit, including the authority to execute documents and make determinations in connection with the administration of the Plan, and (ii) consult with counsel who may be counsel to any Employer. Any communications, including, without limitation, designations, writings, notices, and elections, required to be provided to, or filed with, the Committee shall include provision to, or filing with, any person or entity designated by the Committee. If the Committee delegates any duties to any person or entity, any applicable reference to the Committee in the Plan shall be construed as a reference to the person or entity to whom the Committee has delegated such duty.

7.3    Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. The determinations of the Committee need not be uniform, and any such determination may be made selectively among Participants.

7.4    Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, losses, damages, expenses, or liabilities, including attorneys’ f ees, arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by the Committee or any of its members.

7.5    Employer Information. To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the death or Separation from Service of its Participants, and such other pertinent information as the Committee may reasonably require.

7.6    Electronic Administration. The Plan may be administered by use of electronic methods, but only to the extent permitted by law. It is specifically contemplated that, where the Plan refers to communications, including, without limitation, designations, writings, notices, forms, and elections, these communications may occur electronically, pursuant to such procedures as the Committee may establish.

ARTICLE 8

Claims Procedure

8.1    Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

8.2    Notification of Decision. If the claim is approved, prompt written notice to the Claimant shall be given.

In the event a Claimant’s claim for benefits is denied in whole or in part, the Committee shall notify the Claimant of such denial in writing and shall advise the Claimant of the right to a review thereof. Such written notice shall set forth, in a manner calculated to be understood by the Claimant,

(a)    specific reasons for the denial,

(b)    specific references to the Plan provisions on which the denial is based,

(c)    a description of any information or material necessary for the applicant to perfect the application, including an explanation of why such material is necessary, and

(d)    an explanation of the Plan’s claims review procedure, the time limits applicable under the procedures and a statement regarding the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on appeal.

Such written notice shall be given to the applicant within 90 days after the Committee receives the application, unless special circumstances require an extension of time of up to an additional 90 days for processing the application. If such an extension of time for processing is required, written notice of the extension shall be furnished to the applicant prior to the termination of the initial 90-day period. This notice o

f extension shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the application for benefits.

8.3    Requests for a Review of a Denied Claim. Any person whose claim is denied in whole or in part, or such person’s authorized representative, may appeal from such denial by submitting to the Committee a request for a review of the application within 60 days after receiving written notice of such denial from the Committee. The request for a review shall be in writing and shall set forth all of the grounds on which it is based, all facts and documents in support of the request and any other matters which the applicant deems pertinent. The Committee may require the applicant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review. The Claimant may submit written comments, documents, records and other information related to the benefit claim on appeal. The Claimant must be provided, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim. A document is considered relevant to the claim if it (i) was relied upon in making the determination on the claim; (ii) was submitted, considered or generated in the course of making the determination, without regard as to whether it was relied upon in making the decision; or (iii) demonstrates compliance in making the decision on the claim with the requirement that the determination must follow the terms of the Plan and be consistent when applied to similarly situated claimants.

8.4    Decision on Review. The Committee on appeal must undertake a full and fair review of the claim and consider all comments, documents, records and other information submitted by the Claimant, without regard to whether such information was submitted or considered in the initial claim determination. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require an extension of time of up to an additional 60 days for processing the request. If such an extension is required, written notice of the extension shall be furnished to the applicant prior to the end of the initial 60-day period. This notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the application for benefits. If an extension of time is required due to the claimant’s failure to submit information necessary to review the claim, the period of time that the Committee has to review the claim will be tolled from the date on which the notice of extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

Within the time prescribed above, the Committee shall give written notice of its decision to the Claimant and the Company. In the event that the Committee confirms the denial of the claim in whole or in part, such notice shall set forth, in a manner calculated to be understood by the Claimant:

(a)    specific reasons for the denial;

(b)    specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)    a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the benefit claim. A document is considered relevant to the claim if it (i) was relied upon in making the benefit determination; (ii) was submitted, considered or generated in the course of making the benefit determination, without regard as to whether it was relied upon in making the decision; or (iii) demonstrates compliance in making the benefit decision with the requirement that the benefit determination must follow the terms of the Plan and be consistent when applied to similarly situated claimants, and

(d)    a description of any voluntary appeal procedures offered under the Plan, the claimant’s right to obtain information about such procedures and a statement regarding the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on appeal.

If the Committee is a committee or board that holds regularly scheduled meetings at least quarterly, the determination on appeal must be made no later than the date of the meeting that immediately follows the Plan’s receipt of the appeal request. However, if the appeal is received within 30 days before the date of the meeting, the determination must be made by the date of the second meeting that immediately follows the Plan’s receipt of the appeal request. If an extension of the time period for processing the claim is needed, the determination must be made by the date of the third meeting following the Plan’s receipt of the appeal request. If such an extension for review is required, written notice of the extension shall be furnished to the applicant before the commencement of the extension. This notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the claim. The Committee must provide the notice of determination on appeal to the Claimant as soon as possible, but no later than 5 days after the determination is made.

In the event that the Committee determines that the claim should not have been denied in whole or in part, the Company shall take appropriate remedial action as soon as reasonably practicable after receiving notice of the Committee’s decision.

8.5    Rules and Procedures. The Committee may establish such rules and procedures, consistent with the Plan and with ERISA, as it may deem necessary or appropriate in carrying out its responsibilities under this Article 8. The Committee may require a Claimant who wishes to submit additional information in connection with an appeal from the denial of a claim in whole or in part to do so at the Claimant’s own expense.

8.6    Exhaustion of Remedies. No legal action for benefits under the Plan shall be brought unless and until the Claimant (i) has submitted a written claim for benefits in accordance with Section 8.1; (ii) has been notified by the Committee that the application is denied; (iii) has filed a written request for a review of the application in accordance with Section 8.3; and (iv) has been notified in writing that the Committee has affirmed the denial of the claim. However, an action may not be brought by the Claimant under ERISA Section 502(a) if the Claimant fails to bring such claim within the period prescribed by law.

ARTICLE 9

Miscellaneous

9.1    Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable right, interest or claim in any property or assets of an Employer. Any and all of an Employer’s assets shall be, and remain, the general, un-pledged, and unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future and the sole interest of a Participant and a Participant’s beneficiaries shall be as a general creditor of the Company and any Employer. Notwithstanding the foregoing, the Company may, but need not, establish a grantor trust to assist it in funding any Plan obligations.

9.2    Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

9.3    Non-Assignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be un-assignable and non-transferable. No part of the amounts payable shall, prior to actual payments be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

9.4    Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided.

9.5    Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, with or without cause, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an employee or a director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

9.6    Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder.

9.7    Terms. Whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. The masculine pronoun shall be deemed to include the feminine and vice versa, unless the context clearly indicates otherwise.

9.8    Captions. The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.9    Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the laws of the State of California.

9.10    Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail to:

Blackhawk Network Holdings, Inc.
6220 Stoneridge Mall Road
Pleasanton, CA 94588
ATTN: General Counsel
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by First Class United States mail, to the last known address of the Participant.

9.11    Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant, the Participant’s Beneficiaries, and their permitted successors and assigns.
9.12    Spouse’s Interest. A Participant’s Beneficiary designation shall be deemed automatically revoked if the Participant names a spouse as Beneficiary and the marriage is later dissolved or the spouse dies. Without limiting the generality of the foregoing, the interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant or whose marriage with the Participant has been dissolved shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.
9.13    Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
9.14    Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative, or person having the care and custody of such minor, incompetent, or incapable person. The Committee may require proof of minority, in competency, incapacity, or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
9.15    Court Order. The Committee is authorized to make any payments as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)) in any action in which the Plan or Committee has been named as a party.
9.16    Effect on Employee Benefits. Amounts deferred under this Plan or distributed to the terms of this Plan are not taken into account in the calculation of a Participant’s benefits under any employee pension or welfare benefit program or under any other compensation practice maintained by the Company, except to the extent provided in such program or practice.
9.17    Code Section 409A. The provisions of the Plan shall be applied in a manner consistent with the requirements of Code Section 409A, as interpreted by the Treasury Department and the Internal Revenue Service in guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, no distributions shall be made under the Plan earlier than permitted under the requirements of Code Section 409A, and no elections to defer Compensation, or to change the time or form of distribution, shall be permitted unless in accordance with the requirements of Code Section 409A. To the extent that a Participant’s benefit under the Plan may be paid in multiple installments, each installment shall for all purposes of Code Section 409A be treated as a separate payment.